EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Tower Semiconductor Ltd. (the "Company"), on Form F-3 (File No. 333-110486), of our report dated February 24, 2003 appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2002, and to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
Certified Public Accountants
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
December 17, 2003